 Exhibit 2.1

Execution Version

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATIOON

This First Amendment (“First Amendment”) to the Merger Agreement (as defined below) is made and entered into as of December 29, 2023, by and among (i) Zoomcar Holdings, Inc., a Delaware corporation (the “Purchaser”), (ii) Zoomcar, Inc., a Delaware corporation (the “Company”) and (iii) Gregory Moran, in the capacity as the Seller Representative thereunder (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Merger Sub, the Seller Representative and the Company have entered into that certain Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022 (the “Original Agreement,” and as may be amended, modified or supplemented from time to time, including by this First Amendment, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Original Agreement to accelerate the distribution of the Earnout Escrow Property from the Earnout Escrow Account, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.  Amendments to Merger Agreement.

(a)  Section 1.16 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“1.16 Earnout and Earnout Escrow.

(a)  At or prior to the Closing, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (the “Earnout Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Earnout Escrow Agreement”), pursuant to which the Purchaser shall issue in the name of the Company Stockholders, the Stockholder Earnout Shares, each valued at $10.00 per share. Purchaser shall deposit such Stockholder Earnout Shares with the Earnout Escrow Agent to be held, along with any other dividends, distributions or other income on such Stockholder Earnout Shares (together with such Stockholder Earnout Shares, the “Earnout Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 1.16 and the Earnout Escrow Agreement. The Company Stockholders shall be shown as registered owners of such Stockholder Earnout Shares on the books and records of Purchaser, and subject to any limitations set forth in this Section 1.16, shall be entitled to exercise voting rights and to receive dividends (if declared) with respect to such Stockholder Earnout Shares (other than non-taxable stock dividends, which shall be included as part of the Earnout Escrow Property). The Earnout Escrow Property shall be allocated among and transferred to the Company Stockholders pro rata based on their Stockholder Pro Rata Share in accordance with this Section 1.16, which Stockholder Pro Rata Share shall be payable to such Company Stockholders in the form of Stockholder Earnout Shares and any related dividends, distributions or other income thereon.

(b)  Distributions of Earnout Escrow Property shall be made, subject to receipt of the necessary Transmittal Documents in accordance with Section 1.11, from the Earnout Escrow Account upon receipt by the Earnout Escrow Agent of a joint written instruction from the Seller Representative and the Purchaser to release the Earnout Escrow Property to the Company Stockholders

(c)  Any payment made pursuant to Section 1.16 or Section 1.17, including, for the avoidance of doubt, payments from the Earnout Escrow Account and the Zoomcar India Escrow Account, shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by a change in applicable Tax Law.”

(b)  Section 10.1 of the Original Agreement is hereby amended by deleting the definition of “COC Notice Date”.

(c)  Section 10.2 of the Original Agreement is hereby amended by deleting the following capitalized terms: “CFO,” “Change of Control,” “COC Earnout Statement,” “Earnout Period,” “Earnout Statement,” “Implied Price Per Share,” “Share Price Targets,” “Tier I Share Price Target,” and “Tier II Share Price Target”.

2.  Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 9.1 through 9.10, and 9.12 through 9.17 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

ZOOMCAR HOLDINGS, INC.

By:	/s/ Gregory Moran
	Name:	Gregory Moran
	Title:	Chief Executive Officer

The Company:

ZOOMCAR, INC.

By:	/s/ Gregory Moran
	Name:	Gregory Moran
	Title:	Chief Executive Officer

The Seller Representative:

GREGORY MORAN, solely in the capacity as Seller Representative hereunder

/s/ Gregory Moran
Gregory Moran

[Signature Page to First Amendment to Business Combination Agreement]